EXHIBIT 99.1

News Release

Tutor Perini Announces 2012 Results

•	2012 revenue of $4.11 billion compared to $3.72 billion in 2011

•	Diluted loss per share of $5.59 (adjusted diluted EPS of $1.46) compared to diluted EPS of $1.80 in 2011

•	Backlog of $5.6 billion compared to $6.1 billion a year ago

SYLMAR, Calif. -- (BUSINESS WIRE) -- February 21, 2013 -- Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today reported results for the fourth quarter and year ended December 31, 2012.

Fourth-Quarter Results

Revenues from construction operations were $1.11 billion for the fourth quarter of 2012 compared to $1.11 billion for the fourth quarter of 2011. Net income for the fourth quarter of 2012 was $41.6 million compared to $24.0 million for the fourth quarter of 2011. Diluted earnings per share were $0.86 for the fourth quarter of 2012 compared with $0.50 for the fourth quarter of 2011. Excluding a $12.7 million tax benefit recognized in the fourth quarter of 2012 related to the goodwill and intangible asset impairment charge which the Company recognized in the second quarter of 2012 and a $5.0 million pre-tax ($3.0 million after-tax) charge related to an adverse jury verdict received in December 2012 by one of the Company’s recently acquired companies, net income and diluted earnings per share for the fourth quarter of 2012 were $31.9 million and $0.66, respectively. Net income and diluted earnings per share excluding the after-tax impairment charge and certain other discrete items are non-GAAP financial measures, which are discussed below and are reconciled to the most directly comparable GAAP measures in the financial tables attached hereto.

In the fourth quarter, the Company performed approximately $60 million of emergency repair services in response to Hurricane Sandy. Tutor Perini performed the largest share of work among the general contractors hired for New York City’s Rapid Repairs Program. The goal of the program was to restore heat, power, and hot water to thousands of residential properties damaged by the hurricane, as well as perform repairs to protect residents from further damage and allow them to remain in or return to their homes. The Company’s work on the program is expected to conclude this week. In addition, Tutor Perini’s specialty electrical and mechanical services subsidiaries, Five Star Electric and WDF, restored power, plumbing, and heating to the Rockaway Water Control Plant, which was submerged after the storm, re-energized 35 New York City Department of Environmental Protection pumping stations, and provided emergency repair services to the New York City Housing Authority (NYCHA) at various NYCHA-managed properties by restoring electricity and/or heat to over 100 buildings.

Notwithstanding the volume of Sandy-related work, revenues from construction operations in the fourth quarter were flat compared to the same quarter last year primarily due to the substantial completion of several large public works and hospitality and gaming projects in 2011. Excluding the $12.7 million tax benefit on the impairment charge and the $3.0 million after-tax litigation charge, the increase in net income in the fourth quarter was primarily due to reduced general and administrative expenses compared to the fourth quarter last year.

Full-Year Results

Revenues from construction operations were $4.11 billion for 2012 compared to $3.72 billion for 2011, an increase of 11%. The Company recorded a net loss of $265.4 million, or $5.59 diluted loss per share for 2012 compared to net income of $86.1 million, or $1.80 diluted earnings per share for 2011. Adjusted net income and adjusted diluted earnings per share for 2012 were $70.3 million and $1.46, respectively.

Revenue from construction operations increased for 2012 primarily due to full-year contributions from the Company’s 2011 acquisitions combined with increased activity on certain healthcare facility and tunnel projects on the west coast and several highway projects on the east coast. These increases were partially offset by the substantial completions of several large public works and hospitality and gaming projects in 2011. Excluding the discrete items discussed above, the decrease in net income for 2012 was due to several factors, including the decline in volume and favorable close outs associated with the substantial project completions discussed above and an unfavorable change in the new work margin mix. This decrease was partially offset by full-year contributions from 2011 acquisitions.

At December 31, 2012, working capital was $747.6 million, an increase of $190.8 million from $556.8 million at December 31, 2011. The Company believes its financial position and available borrowing under existing credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

The backlog of uncompleted construction work at December 31, 2012 was $5.6 billion, consistent with the backlog reported at September 30, 2012 and a decrease of $0.5 billion from $6.1 billion reported at December 31, 2011. Revenues earned during the fourth quarter offset the new awards and adjustments to contracts in process, which together added approximately $1.1 billion. Significant additions to backlog during the fourth quarter of 2012 included a $235 million bridge rehabilitation project in New York, a $167 million signal modernization project in New York, a $130 million irrigation and watershed management program in Afghanistan, and a $116 million joint venture bridge and highway project in Minnesota.

Ronald Tutor, Chairman and Chief Executive Officer, remarked, “In 2012, we experienced a very disappointing year for our Building business. However, our Civil, Specialty Contractors, and Management Services groups performed well, and we have moved beyond the building market trough and are working to rebuild our backlog with recent new projects. Our strategy to diversify our business and enhance our self-perform capabilities continues to produce good results.” Tutor continued, “We are proud of our role in helping New York recover from Hurricane Sandy and are well positioned to continue assisting the East Coast region to rebuild with the aid of more than $50 billion dollars of recently allocated disaster relief funds. In addition to new Sandy-related opportunities, we also remain very optimistic about our opportunities in our Civil business.”

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented based on accounting principles generally accepted in the United States of America (“GAAP”), we sometimes use non-GAAP measures of income from operations, net income, earnings per share and other measures that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The Company is providing these measures to provide additional information to facilitate the comparison of past and present operations, and they are among the indicators management uses as a basis for evaluating its financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful operating performance measures to be considered by investors, potential investors and others. These measures are not intended to replace the presentation of our financial results in accordance with GAAP, and they should be considered in addition to, and not in lieu of, our GAAP results. The non-GAAP financial measures that we provide may not be comparable to other similarly titled measures of other companies. A table reconciling reported income/loss from construction operations, net income/loss, and diluted earnings/loss per share under GAAP to adjusted income from operations, net income and diluted earnings per share in 2012 is attached. Included in the adjustments to GAAP are the impacts of: (i) the $326.4 million after-tax impairment charge, (ii) $3.6 million of discrete tax expense items related to an increase in unrecognized tax benefits and an adjustment, both associated with certain stock-based compensation items identified during the first quarter of 2012, (iii) the $3.0 million after-tax litigation charge recorded in the fourth quarter of 2012, and (iv) the $2.7 million realized loss on the sale of auction rate securities in the first quarter of 2012.

Fourth-Quarter Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Thursday, February 21, 2013, to discuss the fourth quarter 2012 results. To participate in the conference call, please dial (866) 713-8310 and enter the passcode 99574588 five to ten minutes prior to the scheduled conference call time. International callers should dial (617) 597-5308 and enter the passcode 99574588.

For those unable to participate in the call at the scheduled time, a replay will be available on Thursday, February 21, 2013 at 3:30 PM Pacific Time through Thursday, February 28, 2013. To access the replay, dial (888) 286-8010 and enter the replay code 10996348. International callers should dial (617) 801-6888 and enter the replay code 10996348.

The conference call will be webcasted live over the internet and can be accessed by all interested parties on Tutor Perini's website at www.tutorperini.com. To listen to the webcast, please visit Tutor Perini's website at least fifteen minutes prior to the start of the call to register, download, and install any necessary software. For those unable to participate during the live webcast, a replay will be available shortly after the call on Tutor Perini's website for 90 days.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning, and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials, and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing, and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the Company’s ability to realize the anticipated economic and business benefits of its acquisitions and its strategy to assemble and operate a Specialty Contractors business segment; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 2, 2012. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Director, Investor Relations
www.tutorperini.com

Tutor Perini Corporation
Consolidated Balance Sheets
(In thousands, except par value)

	December 31,	December 31,
	2012	2011
ASSETS

CURRENT ASSETS:
Cash, including cash equivalents of $23,140 and $19,197	$168,056	$204,240
Restricted cash	38,717	35,437
Accounts receivable, including retainage of $354,269 and $358,511	1,224,613	1,275,031
Costs and estimated earnings in excess of billings	465,002	358,398
Deferred income taxes	10,071	-
Other current assets	75,388	76,928
Total current assets	1,981,847	1,950,034

Long-term investments	46,283	62,311
Property and equipment, net	485,095	491,377
Goodwill	570,646	892,602
Intangible assets, net	126,821	197,999
Other assets	85,718	18,804

Total assets	$3,296,410	$3,613,127

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$67,710	$59,959
Accounts payable, including retainage of $137,662 and $151,907	696,473	785,725
Billings in excess of costs and estimated earnings	301,761	384,282
Accrued expenses and other current liabilities	168,326	163,268
Total current liabilities	1,234,270	1,393,234

Long-term debt, less current maturities	669,380	612,548
Deferred income taxes	109,900	97,921
Other long-term liabilities	138,996	109,597

Total liabilities	2,152,546	2,213,300

Contingencies and commitments

STOCKHOLDERS’ EQUITY:
Preferred stock, $1 par value:
Authorized – 1,000,000 shares
Issued and outstanding – none	-	-
Common stock, $1 par value:
Authorized – 75,000,000 shares
Issued and outstanding – 47,556,056 shares and 47,329,275 shares	47,556	47,329
Additional paid-in capital	1,002,603	993,434
Retained earnings	137,279	402,679
Accumulated other comprehensive loss	(43,574)	(43,615)
Total stockholders' equity	1,143,864	1,399,827

Total liabilities and stockholders' equity	$3,296,410	$3,613,127

Tutor Perini Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011

Revenues	$1,114,198	$1,114,760	$4,111,471	$3,716,317

Cost of operations	987,749	989,447	3,696,339	3,320,976

Gross profit	126,449	125,313	415,132	395,341

General and administrative expenses	65,725	74,521	260,369	226,965

Goodwill and intangible asset impairment	-	-	376,574	-

INCOME (LOSS) FROM CONSTRUCTION OPERATIONS	60,724	50,792	(221,811)	168,376

Other (expense) income, net	(1,176)	(2,227)	(1,857)	4,421
Interest expense	(11,450)	(9,777)	(44,174)	(35,750)

Income (loss) before income taxes	48,098	38,788	(267,842)	137,047

(Provision) Benefit for income taxes	(6,463)	(14,740)	2,442	(50,899)

NET INCOME (LOSS)	$41,635	$24,048	$(265,400)	$86,148

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.88	$0.51	$(5.59)	$1.82

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.86	$0.50	$(5.59)	$1.80

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	47,556	47,326	47,470	47,226
Effect of dilutive stock options and restricted stock units	811	647	-	664
DILUTED	48,367	47,973	47,470	47,890

Tutor Perini Corporation
Consolidated Statements of Cash Flows
(In thousands)

	Fiscal Year Ended
	December 31,	December 31,
	2012	2011
Cash Flows from Operating Activities:
Net (loss) income	$(265,400)	$86,148

Adjustments to reconcile net (loss) income to net cash from operating activities:
Goodwill and intangible asset impairment	376,574	-
Depreciation	40,583	32,193
Amortization of intangible assets and debt issuance costs	20,874	15,438
Stock-based compensation expense	9,470	8,818
Adjustment interest rate swap to fair value	264	-
Adjustment of investments to fair value	-	4,750
Excess income tax benefit from stock-based compensation	-	(18)
Deferred income taxes	(25,606)	10,854
Loss on sale of investments	2,699	10
Gain on bargain purchase	-	(47)
Loss (gain) on sale of property and equipment	316	(726)
Other non-cash items	148	(601)
Other long-term liabilities	(5,104)	(13,819)
Cash from changes in other components of working capital:
(Increase) decrease in:
Accounts receivable	50,655	6,657
Costs and estimated earnings in excess of billings	(106,604)	(80,670)
Other current assets	2,237	6,631
Increase (decrease) in:
Accounts payable	(89,252)	(45,278)
Billings in excess of costs and estimated earnings	(82,521)	(25,310)
Accrued expenses	2,804	(36,650)
NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES	(67,863)	(31,620)

Cash Flows from Investing Activities:
Acquisitions, net of cash balance acquired	-	(341,898)
Acquisition of property and equipment	(41,352)	(66,747)
Proceeds from sale of property and equipment	11,759	10,049
Investment in available-for-sale securities	(535)	-
Proceeds from sale of available-for-sale securities	16,553	30,191
Change in restricted cash	(3,280)	(6,816)
NET CASH USED BY INVESTING ACTIVITIES	(16,855)	(375,221)

Cash Flows from Financing Activities:
Proceeds from debt	688,425	701,753
Repayment of debt	(626,122)	(554,969)
Business acquisition related payments	(11,462)	(1,904)
Purchase of common stock under share repurchase program	-	-
Common stock dividend paid	-	-
Excess income tax benefit from stock-based compensation	-	18
Issuance of Common stock and effect of cashless exercise	(308)	(191)
Debt issuance costs	(1,999)	(5,004)
NET CASH PROVIDED BY FINANCING ACTIVITIES	48,534	139,703

Net (Decrease) Increase in Cash and Cash Equivalents	(36,184)	(267,138)
Cash and Cash Equivalents at Beginning of Year	204,240	471,378
Cash and Cash Equivalents at End of Year	$168,056	$204,240

Supplemental Disclosure of Cash Paid For:
Interest	$40,183	$31,379
Income taxes	$15,530	$53,055

Supplemental Disclosure of Non-Cash Transactions:
Grant date fair value of common stock issued for services	$5,075	$5,608
Assets acquired through financing arrangements	$2,050	$1,604

Tutor Perini Corporation
Reconciliation of Non-GAAP Measures
(In thousands)

	Three Months Ended December 31, 2012	Fiscal Year Ended December 31, 2012

Reported Net Income (Loss)	$41,635	$(265,400)
Plus: Impairment charge	-	376,574
Less: Tax benefit provided on impairment charge	(12,734)	(50,158)
Plus: Litigation provision less tax benefit	2,980	2,980
Plus: Realized loss on sale of investments	-	2,699
Plus: Discrete tax adjustments	-	3,649
Net income, excluding discrete items	$31,881	$70,344

Reported diluted earnings (loss) per common share	$0.86	$(5.59)
Plus: Impairment charge	(0.26)	6.85
Plus: Litigation provision less tax benefit	0.06	0.06
Plus: Realized loss on sale of investments	-	0.06
Plus: Discrete tax adjustments	-	0.08
Diluted earnings per common share, excluding discrete items	$0.66	$1.46

	Reportable Segments
			Specialty	Management	Consolidated
	Building	Civil	Contractors	Services	Total (1)
Three Months Ended December 31, 2012
(Loss) Income from construction operations:
As reported	$(1,561)	$43,700	$25,228	$5,712	$60,724
Plus impairment charge	-	-	-	-	-
Litigation provision	-	5,000	-	-	5,000
Total, excluding discrete items	$(1,561)	$48,700	$25,228	$5,712	$65,724

Twelve Months Ended December 31, 2012
(Loss) Income from construction operations:
As reported	$(286,706)	$47,081	$67,591	$(4,683)	$(221,811)
Plus impairment charge	282,608	65,503	11,489	16,974	376,574
Litigation provision	-	5,000	-	-	5,000
Total, excluding discrete items	$(4,098)	$117,584	$79,080	$12,291	$159,763

(1)	Consolidated total includes corporate and other general and administrative expenses not impacted by the impairment charge.

Tutor Perini Corporation
Selected Segment Information
(In thousands)

	Reportable Segments
			Specialty	Management			Consolidated
	Building	Civil	Contractors	Services	Totals	Corporate (a)	Total
Three Months Ended December 31, 2012
Total Revenues	$412,014	$362,407	$324,675	$56,854	$1,155,950	$-	$1,155,950
Elimination of intersegment revenues	(6,181)	(33,535)	(248)	(1,788)	(41,752)	-	(41,752)
Revenues from external customers	$405,833	$328,872	$324,427	$55,066	$1,114,198	$-	$1,114,198
(Loss) Income from construction operations:	$(1,561)	$43,700	$25,228	$5,712	$73,079	$(12,355)	$60,724

Three Months Ended December 31, 2011
Total Revenues	$491,025	$339,498	$287,726	$66,019	$1,184,268	$-	$1,184,268
Elimination of
intersegment revenues	(45,136)	(2,559)	(75)	(21,738)	(69,508)	-	(69,508)
Revenues from external customers	$445,889	$336,939	$287,651	$44,281	$1,114,760	$-	$1,114,760
Income from construction operations	$2,558	$26,814	$29,770	$7,781	$66,923	$(16,131)	$50,792

Twelve Months Ended December 31, 2012
Total Revenues	$1,478,508	$1,290,610	$1,183,518	$241,483	$4,194,119	$-	$4,194,119
Elimination of intersegment revenues	(10,598)	(42,329)	(481)	(29,240)	(82,648)	-	(82,648)
Revenues from external customers	$1,467,910	$1,248,281	$1,183,037	$212,243	$4,111,471	$-	$4,111,471
(Loss) Income from construction operations:
Before impairment charge	$(4,098)	$112,584	$79,080	$12,291	$199,857	$(45,094)	$154,763
Impairment charge	(282,608)	(65,503)	(11,489)	(16,974)	(376,574)	-	(376,574)
Total	$(286,706)	$47,081	$67,591	$(4,683)	$(176,717)	$(45,094)	$(221,811)

Twelve Months Ended December 31, 2011
Total Revenues	$1,952,030	$896,896	$802,535	$275,975	$3,927,436	$-	$3,927,436
Elimination of intersegment revenues	(126,562)	(11,651)	(75)	(72,831)	(211,119)	-	(211,119)
Revenues from external customers	$1,825,468	$885,245	$802,460	$203,144	$3,716,317	$-	$3,716,317
Income from construction operations	$46,262	$78,546	$65,582	$22,322	$212,712	$(44,336)	$168,376

(a)	Primarily consists of corporate general and administrative expenses.

Tutor Perini Corporation
Selected Backlog Information
(In millions)

	Backlog at September 30, 2012	New Business Awarded (1)	Revenues Recognized in the Three Months Ended December 31, 2012	Backlog at December 31, 2012

Building	$2,177.3	$193.4	$(405.8)	$1,964.9
Civil	1,669.4	433.5	(328.9)	1,774.0
Specialty Contractors	1,413.0	418.7	(324.4)	1,507.3
Management Services	293.9	118.6	(55.1)	357.4
Total	$5,553.6	$1,164.2	$(1,114.2)	$5,603.6

	Backlog at December 31, 2011	New Business Awarded (1)	Revenues Recognized in the Fiscal Year Ended December 31, 2012	Backlog at December 31, 2012

Building	$2,248.9	$1,183.9	$(1,467.9)	$1,964.9
Civil	2,222.2	800.1	(1,248.3)	1,774.0
Specialty Contractors	1,371.5	1,318.8	(1,183.0)	1,507.3
Management Services	265.7	304.0	(212.3)	357.4
Total	$6,108.3	$3,606.8	$(4,111.5)	$5,603.6

(1)	New business awarded consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.